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                                   SCHEDULE 14A
                             SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                        THE SECURITIES EXCHANGE ACT OF 1934

                                 ----------------

  Filed by the Registrant [x]

  Filed by a Party other than the Registrant [ ]

  Check the appropriate box:

  [ ] Preliminary Proxy Statement
  [ ] Definitive Proxy Statement
  [x] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 ----------------

                           SANTA FE PACIFIC CORPORATION
                 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           SANTA FE PACIFIC CORPORATION
                    (NAME OF PERSON(S) FILING PROXY STATEMENT)

                                 ----------------

  Payment of Filing Fee (Check the appropriate box):(/1/)

  [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
      6(i)(3).
  [x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies: Santa Fe Pacific Corporation common stock, par value $1.00 per share.
    2) Aggregate number of securities to which transaction applies: 186,523,992 shares of Santa Fe Pacific Corporation common stock.
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $52 3/8(/2/)
    4) Proposed maximum aggregate value of transaction: $2,637,682,402(/2/)

 (/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994.

 (/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, will be converted into the right to receive 0.27 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is equal to one-fiftieth of one percent of $2,637,682,402 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of June 30, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on August 5, 1994 and the exchange ration of 0.27).

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: ..........
     2) Form, Schedule or Registration
        Statement No.: ...................
     3) Filing Party: ....................
     3) Date Filed: ......................

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[LETTERHEAD OF SANTA FE PACIFIC]


FOR IMMEDIATE RELEASE                          MEDIA CONTACT: CATHERINE WESTPHAL
#59                                                               (708) 995-6273
                                                                     JOELE FRANK
                                                     ABERNATHY MACGREGOR SCANLON
                                                                  (212) 371-5999


SANTA FE PACIFIC CORPORATION WILL CONSIDER REVISED UP PROPOSAL

     SCHAUMBURG, ILLINOIS, OCTOBER 30, 1994 - The Santa Fe Pacific Corporation stated that its board will consider the revised, non-binding Union Pacific proposal to acquire Santa Fe. Santa Fe pointed out that the Union Pacific proposal requires Santa Fe to terminate its existing merger agreement with Burlington Northern Inc. and that the Union Pacific proposal is subject to a number of conditions including the approval of the Interstate Commerce Commission (ICC). Santa Fe believes the ICC is unlikely to approve the Union Pacific proposal. Santa Fe also believes the ICC is likely to approve its merger with Burlington Northern.

     On October 26, 1994, Santa Fe and Burlington Northern amended their merger agreement so that Santa Fe shareholders will receive 0.34 shares of Burlington Northern common stock for each share of Santa Fe common stock. Based on the closing price of Burlington Northern stock on October 28, 1994, this represents a price of $17.21 per share.

     The Burlington Northern-Santa Fe merger is expected to produce annual increases in operating income of $560 million when revenue increases of over $300 million and cost savings of over $450 million are realized. It is estimated that the merger would improve earnings per share to Santa Fe shareholders by approximately 76% in the first year after the merger is completed. Assuming current dividend policies, dividends per equivalent Santa Fe share would quadruple to $0.41 from $0.10 per share.

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